Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126277 on Form S-8 of Columbia Equity Trust, Inc. of our report dated November 13, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005 for the property known as Orchard Ridge.

/s/ Deloitte & Touche LLP

McLean, Virginia

November 13, 2006